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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
AVI BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 16, 2001
Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of the Shareholders of Record of AVI BioPharma, Inc., which will be held on Thursday, May 17, 2001, at 9:00 am, local time, at the Oregon Museum of Science and Industry, 1945 S.E. Water Avenue, Portland, Oregon.

    Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement. The Company's Annual Report on Form 10-K for the year ended December 31, 2000 is also enclosed.

    Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

    On behalf of the Board of Directors, I would like to express our continued appreciation for your interest in the affairs of the Company.

Sincerely,

Denis R. Burger, Ph.D.
 Chief Executive Officer

NOTICE OF ANNUAL MEETING

To Be Held on May 17, 2001

To the Shareholders of
  AVI BIOPHARMA, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of AVI BIOPHARMA, INC. (the "Company" or "AVI") will be held on May 17, 2001 at 9:00 a.m. local time, at the Oregon Museum of Science and Industry, 1945 S.E. Water Avenue, Portland, Oregon, for the following purposes:

  1.
  To elect five Group II Directors, each for a two-year term;

  2.
  To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 2001; and

  3.
  To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed March 12, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                      By Order of the Board of Directors

                      Denis R. Burger, Ph.D.
                       Chief Executive Officer

Portland, Oregon
April 16, 2001

AVI BIOPHARMA, INC.
One S.W. Columbia Street, Suite 1105
Portland, Oregon 97258

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2001

General

    This Proxy Statement is furnished to shareholders of AVI BIOPHARMA, INC. (the "Company" or "AVI") in connection with the solicitation by the Board of Directors of proxies from the shareholders of record of the Company's outstanding shares of Common Stock, $0.0001 par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on May 17, 2001, at 9:00 a.m. local time, at the Oregon Museum of Science and Industry, 1945 S.E. Water Avenue, Portland, Oregon, and at any adjournments or postponements thereof (the "Annual Meeting").

    At the Annual Meeting, shareholders will be asked to (i) elect five members to Group II of the Board of Directors, each for a two-year term, (ii) ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 2001, and (iii) transact such other business as may properly come before the meeting. This Proxy Statement, together with the enclosed proxy card, is first being mailed to the Company's shareholders on or about April 16, 2001.

Solicitation, Voting and Revocability of Proxies

    The Board of Directors has fixed March 12, 2001, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 9,600 beneficial holders of the 21,530,782 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

    If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked therein. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED (i) FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY AND (ii) FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

    The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Assistant Secretary, AVI BioPharma, Inc., One S.W. Columbia Street, Suite 1105, Portland, Oregon 97258, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of AVI:

Name	Age	Position
Denis R. Burger, Ph.D.(1)	57	Chief Executive Officer and Chairman of the Board
Patrick L. Iversen, Ph.D.	45	Senior Vice President of Research and Development and Director
David H. Mason, Jr., MD	54	Senior Vice President of Clinical Development and Regulatory Affairs
Alan P. Timmins(1)	41	President, Chief Operating Officer and Director
Mark M. Webber	46	Chief Financial Officer and Chief Information Officer
Dwight D. Weller, Ph.D.(1)	50	Senior Vice President of Chemistry and Manufacturing and Director
Nick Bunick(3)	65	Director
Bruce L. A. Carter, Ph.D.(2)(3)	56	Director
John W. Fara, Ph.D.(3)	58	Director
James B. Hicks, Ph.D.(2)(3)	54	Director
Joseph Rubinfeld, Ph.D.	68	Director

(1)
Member of the Executive Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

    Denis R. Burger, Ph.D. has served as Chief Executive Officer of AVI since January 1996, and as Chairman of the Board of AVI since 1998. From 1992 to May 2000, he was President of AVI and from 1992 to 1995, he was Chief Operating Officer of AVI. Dr. Burger has also been a member of Sovereign Ventures, LLC, a biotechnology consulting and merchant banking venture since 1991. Dr. Burger is a member of the Board of Directors of SuperGen, Inc. and Trinity Biotech, PLC, biopharmaceutical companies. Dr. Burger received a B.A. in Bacteriology and Immunology from the University of California, Berkeley, and his M.S. and Ph.D. degrees in Microbiology and Immunology from the University of Arizona.

    Patrick L. Iversen, Ph.D. has served as Senior Vice President of Research and Development and a director of AVI since 1997. From 1987 through 1997, Dr. Iversen was on staff at the University of Nebraska Medical Center, most recently as a Professor in the College of Medicine. Dr. Iversen, who has published extensively on antisense research and development, additionally served as a consultant to various pharmaceutical and biotechnology companies, including GLAXO Inc., Innovir Pharmaceuticals, Lynx Therapeutics, and Isis Pharmaceuticals, as well as to AVI, and he is a former member of the Leukemia Society of America Board of Directors. Dr. Iversen holds a B.S. in Biology from Westminster

College and a Ph.D. in Biochemical Pharmacology and Toxicology from the University of Utah, followed by post-doctoral work at the Eppley Institute for Research in Cancer and Allied Diseases. Current services activities include being a member of the ALTX-1 study section of the National Institutes of Health and Scientific Advisory Board for the Linus Pauling Institute.

    David H. Mason, Jr., MD has served as Senior Vice President of Clinical Development and Regulatory Affairs of AVI since November 2000. He had served as Vice President of Medical Affairs for Elan Pharmaceuticals, a biopharmaceutical company, from 1993 to 2000. Dr. Mason received a BA in chemistry from Williams College and an M.D. from Duke University School of Medicine, with post graduate training at Duke, the National Institutes of Health, and the University of Michigan Medical Center.

    Alan P. Timmins has served as President of AVI since May 2000, Chief Operating Officer of AVI since October 1996, and as a director of AVI since 1997. From 1992 to May 2000, he was Executive Vice President and Chief Financial Officer of AVI. Mr. Timmins received a B.B.A. in Accounting and Management from the University of Portland and an M.B.A. from Stanford University. He is a Certified Public Accountant.

    Mark M. Webber has served as Chief Financial Officer and Chief Information Officer of AVI since May 2000 and as Controller since October 1997. From 1993 to 1997, he was Director of Finance for Pacific Rehabilitation and Sports Medicine, Inc., a physical therapy services company. Mr. Webber holds a B.S. degree in accounting from the University of Oregon.

    Dwight D. Weller, Ph.D. has served as Senior Vice President of Chemistry and Manufacturing since 1997, as Vice President of Research and Development of AVI from 1992 to 1997, and as a director of AVI since 1991. Dr. Weller received a B.S. in Chemistry from Lafayette College and a Ph.D. in Chemistry from the University of California at Berkeley, followed by postdoctoral work in Bio-Organic Chemistry at the University of Illinois.

    Nick Bunick has served as a director of AVI since 1992. Since 1990, Mr. Bunick has been the President and Chairman of the Board of Nick Bunick Custom Homes, Inc., Site Development Corporation and Lake Oswego Development Corp, real estate development companies, and Nick Bunick & Assoc., an investment management company. Mr. Bunick received a B.S. in Business Administration and Marketing from the University of Florida.

    Bruce L. A. Carter, Ph.D. has been a director of AVI since 1998. Dr. Carter is currently President and CEO of ZymoGenetics, Inc. of Seattle, a biopharmaceutical company, a position he also held from 1988 through 1993. From 1994 to 2000, Dr. Carter was Corporate Executive Vice President and Chief Scientific Officer for Novo Nordisk A/S, a biopharmaceutical company. From 1997 to 1998, Dr. Carter was a director of ImmunoTherapy Corporation, an early stage pharmaceutical development company, and a member of its Science Advisory Board from 1996 to 1998. Dr. Carter serves on the Boards of Directors of SkeleTech, Inc., BioImage A/S, Reddy US Therapeutics, Inc., biopharmaceutical companies, and the Fred Hutchinson Cancer Research Center Foundation Board. Dr. Carter holds a B.Sc. with Honors from the University of Nottingham, England, and a Ph.D. in Microbiology from Queen Elizabeth College, University of London.

    John W. Fara, Ph.D. has served as a director of AVI since May 2000. He served as the President and Chief Executive Officer of DepoMed, Inc. a biopharmaceutical company, since 1996, and as its Chairman of the Board since April 2000. Between 1990 and 1996, he served as President and Chief Executive Officer of Anergen, Inc., a biotechnology company, and previously was President of Prototek, Inc., an early stage pharmaceutical development company. Dr. Fara holds a B.S. from the University of Wisconsin and a Ph.D. from the University of California at Los Angeles.

    James B. Hicks, Ph.D. has served as a director of AVI since 1997. He has served as the Chief Executive Officer, Chief Scientist and a director of Hedral Therapeutics, Inc., a biotechnology company, since its founding in 1993. Dr. Hicks received his B.A. degree in Biology from Willamette University and his Ph.D. in Molecular Biology from the University of Oregon, followed by post-doctoral research at Cornell University.

    Joseph Rubinfeld, Ph.D. has served as a director of AVI since 1996. He has served as Chief Executive Officer, President, Chief Scientific Officer and a director of SuperGen, Inc., a biotechnology company, since its inception in 1991. He received his B.S. in Chemistry from C.C.N.Y., and his M.A. and Ph.D. degrees in Chemistry from Columbia University.

Board of Directors Meetings and Committees

    During 2000, AVI's Board of Directors held three (3) meetings. Each incumbent director attended more than seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board of Directors and of the total number of meetings held by all committees of the Board on which he served during the fiscal year ended December 31, 2000.

    The Board of Directors has appointed an Executive Committee, which held no meetings during the fiscal year ended December 31, 2000. The members of the Executive Committee currently are Alan P. Timmins and Drs. Denis R. Burger and Dwight D. Weller. The Executive Committee can meet between Board Meetings and take any action the Board of Directors can take, except for certain material corporate actions, such as approval of a merger or sale of substantially all the corporate assets. The Board of Directors has also appointed a standing Audit Committee which, during the fiscal year ended December 31, 2000, conducted three (3) meetings. The members of the Audit Committee currently are Nick Bunick and Drs. Bruce L. A. Carter, John W. Fara, and James B. Hicks. The Audit Committee oversees the annual and quarterly financial reporting process, confirms management's proposal for the independent auditors, discusses with the auditors their independence from management, reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of AVI's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers AVI's stock option plans. During the fiscal year ended December 31, 2000, the Compensation Committee held two (2) meetings. The members of the Compensation Committee currently are Drs. Bruce L. A. Carter and James B. Hicks.

Director Compensation

    Directors who are not employees of AVI receive a nonqualified option, upon joining the Board of Directors, to purchase 33,334 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant pursuant to AVI's 1992 Stock Incentive Plan, which vest ratably on each anniversary date of grant over four years of continued service to the Board. In addition, each outside director receives $1,500 for each Board meeting attended in person. Upon a non-employee director's second reelection to the Board of Directors and upon each subsequent reelection to the Board of Directors, that director will be granted a nonqualified option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant pursuant to AVI's 1992 Stock Incentive Plan. These options vest ratably on each anniversary date of grant over two years. Drs. Carter, Fara and Rubinfeld are reimbursed for expenses of attendance at Board meetings.

Scientific Advisory Committee

    AVI has established relationships with a group of scientific advisors with expertise in their respective fields that complement AVI's product research and development. The following individuals serve on the Scientific Advisory Committee to AVI's Board of Directors:

    Christopher K. Mathews, Ph.D. is Chairman of the Scientific Advisory Committee. He is the Chairman of the Biochemistry-Biophysics Department at Oregon State University. Dr. Mathews received a B.A. from Reed College and a Ph.D. in Biochemistry from the University of Washington. He performed postdoctoral work in Biochemistry at the University of Pennsylvania. Dr. Mathews joined the Scientific Advisory Committee in 1994 and was a director of AVI from 1991 to 1994.

    Steven H. Hefeneider, Ph.D. has been a staff immunologist at the Veterans Administration Medical Center in Portland, Oregon since 1985 and Research Associate Professor in the Department of Medicine at Oregon Health Sciences University ("OHSU") since 1987. He received a B.S. in biology from the University of Oregon, an M.S. in genetics from the University of Minnesota and a Ph.D. in Microbiology and Immunology from OHSU in 1981.

    David J. Hinrichs, Ph.D. is a Research Scientist at the Veterans Administration Medical Center in Portland, Oregon and a Professor of Microbiology and Immunology at OHSU. From 1976 to 1985 he was a Professor of Microbiology at Washington State University. He received a Ph.D. in Microbiology from the University of Arizona in 1967.

AVI BIOPHARMA, INC. AUDIT COMMITTEE

I. General Purpose

    Under the Audit Committee Charter ("Charter"), the general purpose of the Audit Committee is to assist the Board of Directors in the exercise of its fiduciary responsibility of providing oversight of the Company's financial statements and the financial reporting processes, internal accounting and financial controls, the annual independent audit of the Company's financial statements, and other aspects of the financial management of the Company. The Audit Committee is appointed by the Board of Directors and is comprised of at least three directors, each of whom are independent of management and the Company. All committee members must be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee.

II. Duties

    Under its Charter, the duties of the Audit Committee include the following:

  1.
  The Audit Committee oversees the annual and quarterly financial reporting processes.

  2.
  The Audit Committee confirms management's proposal for the independent auditor for the Company prior to ratification by the shareholders. The Audit Committee establishes and maintains a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's stockholders. The Audit Committee has the ultimate authority and responsibility to evaluate and, where appropriate, direct management to consider replacement of the independent auditors.

  3.
  The Audit Committee periodically discusses and reviews with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

  4.
  The Audit Committee meets with management and the independent auditors prior to their audits to review and discuss the planned scope and objectives of their audits.

  5.
  The Audit Committee meets with the independent auditors and the internal auditors, with and without management present, after their audits to review and discuss the results of their examinations and appropriate analyses of the financial statements.

  6.
  The Audit Committee reviews the recommendations of the independent auditors for improving internal accounting controls and management's responses thereto.

  7.
  The Audit Committee reviews and discusses the reports of the independent auditors, with and without management present, as to the state of the Company's financial reporting systems and procedures, the adequacy of internal accounting and financial controls, the integrity and competency of the financial and accounting staff, and other aspects of the financial management of the Company.

  8.
  The Audit Committee reviews the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-Q. The Audit Committee also discusses the results of the quarterly reviews and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards. The designated Chair of the Audit Committee represents the entire committee for the purposes of this review.

  9.
  The Audit Committee reviews with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discusses the results of the annual audit and any other matters, or required communications to the Audit Committee by the independent auditors under generally accepted auditing standards.

  10.
  The Audit Committee maintains free and open communication between the Audit Committee, directors who are not members of the Audit Committee, the Company's management, and the independent auditors.

  11.
  The Board ensures the Audit Committee has adequate resources and authority to discharge its responsibilities and duties including the following:

  a.
  The Audit Committee has full authority at its own discretion to institute investigations of any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, including standing authority to retain special counsel or experts.

  b.
  The Audit Committee has the authority to review all aspects of the Company's financial operations on a planned basis.

  c.
  The Audit Committee has the authority to review the Company's policies and procedures and the actual implementation of such policies and procedures with respect to officers' expenses and perquisites.

  12.
  The Audit Committee reviews and assesses the adequacy of the audit committee charter annually with the Board of Directors as a whole. In addition, the Audit Committee reports to the Board of Directors any significant matters as they occur during the year.

    The Board, including the members of the Audit Committee, believes the Audit Committee has performed and is performing its duties under its Charter.

AVI BIOPHARMA, INC. EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table provides certain summary information concerning the compensation of AVI's Chief Executive Officer and each of the four (4) other most highly compensated executive officers of AVI (the "named executive officers") for the fiscal years ending December 31, 2000, 1999 and 1998.

				Long-Term Compensation
	Annual Compensation
				Securities Underlying Options/SARs	All Other Compensation(1)
Name and Principal Position	Year	Salary	Bonus
Denis R. Burger, Ph.D	2000	$265,400	—	200,000	$6,800
Chief Executive Officer	1999	250,400	—	—	7,487
	1998	240,400	$25,000	200,000	7,250
Alan P. Timmins	2000	$200,400	—	135,000	$6,800
President and Chief Operating Officer	1999	185,400	—	—	5,537
	1998	175,400	$25,000	135,000	4,662
Patrick L. Iversen, Ph.D.	2000	$175,400	$25,000	84,000	$6,800
Senior Vice President of Research and	1999	160,400	—	28,000	4,787
Development	1998	150,400	—	56,000	851
Dwight D. Weller, Ph.D.	2000	$175,400	$25,000	84,000	$6,800
Senior Vice President of Chemistry and	1999	160,400	—	—	4,787
Manufacturing	1998	150,400	—	84,000	3,925
Mark M. Webber	2000	$120,400	—	132,000	$4,579
Chief Financial Officer and Chief	1999	79,400	—	5,385	2,368
Information Officer	1998	73,900	—	4,574	2,208

(1)
401(k) Company match.

Stock Options

    The following table sets forth information concerning options granted to the named executives during the year ended December 31, 2000, under AVI's 1992 Stock Incentive Plan.

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted Employees in 2000
			Exercise Price per Share	Expiration Date
Name					5% / 10%
Denis R. Burger, Ph.D.	200,000	19.24%	$5.75	01/03/2010	$723,229 / $1,832,804
Patrick L. Iversen, Ph.D.	84,000	8.08%	$5.75	01/03/2010	$303,756 / $ 769,778
Alan P. Timmins	135,000	12.99%	$5.75	01/03/2010	$488,179 / $1,237,143
Mark M. Webber	132,000	12.70%	$6.88	08/15/2010	$570,722 / $1,446,321
Dwight D. Weller, Ph.D.	84,000	8.08%	$5.75	01/03/2010	$303,756 / $ 769,778

(1)
All options granted in 2000 for Mr. Timmins and Drs. Burger, Iversen and Weller become exercisable starting twelve months after the grant date, with one-third of the options becoming exercisable at that time with an additional one-third of the options becoming exercisable on the second and third anniversary dates of the option grant, respectively. 60,000 options granted in 2000 for Mr. Webber become exercisable starting twelve months after the grant date, with one-fourth of the options becoming exercisable at that time with an additional one-fourth of the options becoming exercisable on the second, third and fourth anniversary dates of the option grant, respectively. 72,000 options granted in 2000 for Mr. Webber become exercisable starting on January 3, 2001, with one-third of the options becoming exercisable at that time with an additional one-third of the options becoming exercisable on January 3, 2002 and January 3, 2003, respectively.

(2)
The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually for a ten-year period. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

Option Exercises and Holdings

    The following table provides information, with respect to the named executive officers, concerning the exercise of options during the year ended December 31, 2000, and unexercised options held as of December 31, 2000.

			Number of Securities Underlying Unexercised Options at December 31, 2000	Value of Unexercised In-the-Money Options at December 31, 2000(2)
	Shares Acquired on Exercise
		Value Realized(1)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
Denis R. Burger, Ph.D	131,574	$1,036,474	534,161 / 200,000	$41,484 / —
Patrick L. Iversen, Ph.D	—	—	138,000 / 130,000	7,438 / $22,312
Alan P. Timmins	20,000	128,800	271,667 / 135,000	— / —
Mark M. Webber	5,073	21,445	8,886 / 138,000	— / 3,234
Dwight D. Weller, Ph.D	94,018	1,768,472	134,000 / 84,000	— / —

(1)
The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2)
Represents the total gain which would be realized if all in-the-money options held at December 31, 2000 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the fair market value of $4.75 per share at December 31, 2000. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

There has been no re-pricing of stock options during the last ten years.

Section 16 Reports

    Section 16(a) of the Exchange Act requires AVI's directors and officers, and persons who own more than ten percent (10%) of a registered class of AVI's equity securities, to file initial reports of ownership and report of changes in ownership with the Commission. Such persons also are required to furnish AVI with copies of all Section 16(a) reports they file.

    Based solely on its review of the copies of such reports received by it with respect to fiscal year 2000, or written representations from certain reporting persons, AVI believes that all filing requirements applicable to its directors, officers and persons who own more than ten percent (10%) of a registered class of AVI's equity securities have been complied with for fiscal 2000.

Compensation Committee Report

    Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

    Compensation Philosophy.  The Compensation Committee of the Board of Directors, which is responsible for reviewing and evaluating the compensation of the Company's executive officers, approves and recommends to the Board of Directors compensation and award levels for executive officers of the Company. With regard to compensation actions affecting Dr. Burger, all of the outside members of the Board of Directors act as the approving body.

The executive compensation program of the Company has been designed to:

  •
  Support a pay for performance policy that is tied to corporate and individual performance;

  •
  Motivate executive officers to achieve strategic business initiatives and reward them for their achievement;

  •
  Provide compensation opportunities which are comparable to those offered by similarly-sized biopharmaceutical companies; and

  •
  Align the interest of executives with the long-term interest of shareholders through award opportunities that can result in ownership of Common Stock.

Currently, the executive compensation program is comprised of a base salary and long-term incentive opportunities in the form of stock options, along with benefits offered to all employees of the Company.

    Base Salaries.  The base salaries of the Company's executive officers for 2000 were established effective January, 1998 as part of a 3-year compensation adjustment cycle. In establishing those salaries, the Compensation Committee considered information about salaries paid by companies of comparable size in the biopharmaceutical industry, individual performance, position, and internal comparability considerations. While all of these factors were considered, the Compensation Committee did not assign specific weights to any of these factors.

    Stock Plans.  The long-term, performance-based compensation of executive officers takes the form of option awards under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), which is designed to align a significant portion of the executive compensation program with long-term shareholder interests. The 1992 Plan permits the granting of several different types of stock-based awards. The Compensation Committee believes that equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. In granting options under the 1992 Plan, the Compensation Committee generally takes into account each executive's responsibilities, relative position in the Company, past grants, and approximate grants to individuals in similar positions for companies of comparable size in the biopharmaceutical industry.

    Executive Officer Compensation.  In 1996, the Company entered into employment contracts with Drs. Burger and Weller and Mr. Timmins, in 1997, Dr. Iversen, and, in 2000, Dr. Mason and Mr. Webber, that provides for a base annual compensation. The employment contracts are cancelable by the employee on sixty days notice and by AVI on thirty days notice or for cause (as defined in the agreement); provided, the employee will receive severance pay of one year's base salary following either termination without cause or, following a change in control (as defined in the agreement), voluntary termination by the employee. In addition, the employment agreements prevent any of them from competing with the Company or soliciting the employment of other individuals employed by the Company during their employment and for a period of one year thereafter. Under the employment agreement, they may not disclose the Company's confidential information to outsiders during employment and for a period of two years thereafter, and assigns inventions conceived by them to the Company. For 2000, the base salary for Dr. Burger was not subject to adjustment. Based on his performance and other factors, the Compensation Committee recommended and the Board granted Dr. Burger a stock option for 200,000 shares of AVI Common Stock.

    In developing its recommendations regarding executive compensation, the Committee considered a number of factors, including analyses of compensation in similarly-sized companies in the biopharmaceutical industry, and analyses of compensation levels in similar companies in the Company's local geographic area.

                      COMPENSATION COMMITTEE
                      Bruce L. A. Carter, Ph.D.
                      James B. Hicks, Ph.D.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

    During the fiscal year ended December 31, 2000, the members of the Compensation Committee were Drs. Bruce L. A. Carter and James B. Hicks. There were no employee directors on the Compensation Committee and no interlocks.

Performance Graph

    The following graph compares the cumulative total shareowner return on the Company's Common Stock for the period beginning June 4, 1997, the date the Company's Common Stock began trading on the Nasdaq National Market, and ending December 31, 2000, as compared with the total return of the NASDAQ Composite Index and the Amex Biotech Index. This graph assumes an investment of $100 on June 4, 1997 in each of the company's common stock, the NASDAQ Composite Index and the Amex Biotech Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

Performance Graph

	AVII	NASDAQ Composite Index	Amex Biotech Index
4-Jun-97	100	100	100
31-Dec-97	104.8	113.8	108.4
31-Dec-98	61.5	158.9	123.5
31-Dec-99	83.7	294.9	261.2
31-Dec-00	73.1	179.1	423.3

STOCK OWNED BY AVI BIOPHARMA, INC. MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the ownership of AVI Common Stock as of March 12, 2001, with respect to: (i) each person known by AVI to beneficially own more than five percent (5%) of the outstanding shares of AVI Common Stock, (ii) each of AVI's directors, (iii) each of AVI's named executive officers and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Joseph Rubinfeld, Ph.D.(2) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	2,717,545	12.6%
SuperGen, Inc(2) 4140 Dublin Blvd, Suite 200 Dublin, CA 94568	2,684,211	12.5%
Denis R. Burger, Ph.D.(3) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	670,603	3.1%
Dwight D. Weller, Ph.D.(4) AVI BioPharma, Inc. 4575 S.W. Research Way, Suite 200 Corvallis, OR 97333	465,069	2.2%
Alan P. Timmins(5) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	345,184	1.6%
Patrick L. Iversen, Ph.D.(6) AVI BioPharma, Inc. 4575 S.W. Research Way, Suite 200 Corvallis, OR 97333	198,436	*
Nick Bunick(7) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	190,734	*
Mark M. Webber(8) AVI BioPharma, Inc. 4575 S.W. Research Way, Suite 200 Corvallis, OR 97333	41,504	*
James B. Hicks, Ph.D.(9) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	34,334	*

Bruce L.A. Carter, Ph.D.(10) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	34,307	*
David H. Mason, Jr., MD(11) AVI BioPharma, Inc. 1 S.W. Columbia, Suite 1105 Portland, OR 97258	28,000	*
All directors and officers as a group (10 persons)	4,725,716	22.0%

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within sixty (60) days of March 12, 2001, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(2)
The 2,684,211 shares held of record by SuperGen, Inc. are also included in the shares held by Dr. Rubinfeld, who is Chairman of the Board and Chief Executive Officer of SuperGen, Inc. Dr. Rubinfeld's shares also include 33,334 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(3)
Includes 34,434 shares held by Sovereign Ventures, LLC, a limited liability company in which Dr. Burger is a general partner. Also includes 600,828 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(4)
Includes 247,634 shares held jointly or by others over which Dr. Weller exercises voting and investment power, 162,000 shares subject to options exercisable by Dr. Weller and 22,866 shares subject to options exercisable by Dr. Weller's spouse within sixty (60) days of March 12, 2001.

(5)
Includes 316,667 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(6)
Includes 173,000 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(7)
Includes 50,667 shares held jointly or by others over which Mr. Bunick exercises voting and investment power. Includes 33,334 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(8)
Includes 33,511 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(9)
Includes 33,334 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(10)
Includes 34,307 shares subject to options exercisable within sixty (60) days of March 12, 2001.

(11)
Includes 28,000 shares subject to options exercisable within sixty (60) days of March 12, 2001.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH AVI BIOPHARMA, INC.

    In December 1999, the Company entered into an agreement with SuperGen, Inc. The president and chief executive officer of SuperGen, Inc., Joseph Rubinfeld, Ph.D., is a member of our Board of Directors. Denis R. Burger, Ph.D., the chief executive officer of the Company is a member of the Board of Directors of SuperGen, Inc. Under terms of the agreement, the Company acquired $2.5 million cash and 100,000 shares of SuperGen, Inc. common stock, for one million shares of our common stock. SuperGen, Inc. also acquired exclusive negotiating rights for the United States market for Avicine, the Company's proprietary cancer vaccine currently in late-stage clinical testing against a variety of solid tumors.

    In April 2000, the Company entered into an alliance with SuperGen, Inc. for shared development and marketing rights for Avicine. Under the terms of the agreement, AVI and SuperGen will equally share in future clinical development and FDA registration costs as well as in profits from product sales in the United States. At closing the Company received from SuperGen, Inc. $5,000,000 in cash and 347,826 shares of SuperGen, Inc. common stock in exchange for 1,684,211 shares of AVI common stock and a warrant to purchase 1,665,878 shares of AVI common stock, subject to anti-dilution provisions. Closing of the transaction occurred during the third quarter of 2000.

    Effective May 19, 1993, the Company and ANTI-GENE DEVELOPMENT GROUP, a limited partnership (AGDG or the Partnership) founded in 1981 and registered in the State of Oregon entered into a Technology Transfer Agreement wherein the Partnership conveyed all intellectual property in its control to the Company. As part of the conveyance, the Company tendered to the Partnership for liquidation all partnership units received pursuant to the exchange offer and received a 49.37 percent undivided interest in the intellectual property. The Company then purchased the remaining undivided interest in the intellectual property for rights to payments of 4.05 percent of gross revenues in excess of $200 million, from sales of products, which would, in the absence of the Technology Transfer Agreement, infringe a valid claim under any patent transferred to the Company. The Company also granted to the Partnership a royalty-bearing license to make, use and sell small quantities of product derived from the intellectual property for research purposes only. This transaction is being reported, because at the time the original agreement was entered in 1993, certain then officers and/or directors, had and continue to have, an interest in AGDG.

    In March 2000, the Company and AGDG amended the Technology Transfer Agreement to give to AGDG and Gene Tools LLC, related organizations, exclusive, non royalty-bearing rights to in vitro diagnostic applications of the intellectual property. In consideration for this amendment, Gene Tools paid the Company $1 million and reduced the royalty that the Company would pay to AGDG under the Technology Transfer Agreement on future sales of therapeutic products from 4.05% to 3.00%. This transaction is being reported, because at the time the original agreement was entered in 1993, certain then officers and/or directors, had and continue to have, an interest in AGDG.

    In December 2000, the Company loaned its chief executive officer, Denis R. Burger, Ph.D., $500,000. The term of the loan is one year. The loan is secured by the chief executive officer's stock in AVI. Interest will accrue at the rate of 8.5%.

ELECTION OF AVI BIOPHARMA, INC. DIRECTORS
(Proposal I)

    At the AVI Annual Meeting, five (5) directors will be elected, each for a two-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

    Under AVI's bylaws, the directors are divided into two groups with Group I consisting of four (4) directors and Group II consisting of five (5) directors. The term of office of one group of directors expires in each year, and their successors are elected for terms of two years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

    INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS.  The following table sets forth the names of the Board of Director's nominees for election as a Group II director and those directors who will continue to serve after the AVI Annual Meeting. Also set forth is certain other information with respect to each such person's age at March 12, 2001, the periods during which he has served as a director of AVI and positions currently held with AVI.

	Age	Director Since	Expiration Of Term	Position Held With AVI
Nominees:
Denis R. Burger, Ph.D	57	1991	2001	Chief Executive Officer and Chairman of the Board
Patrick L. Iversen, Ph.D.	45	1997	2001	Senior Vice President of Research and Development and Director
Nick Bunick	65	1992	2001	Director
Bruce L. A. Carter, Ph.D.	56	1998	2001	Director
John W. Fara, Ph.D.	58	2000	2001	Director
Continuing Directors:
James B. Hicks, Ph.D.	54	1997	2002	Director
Joseph Rubinfeld, Ph.D.	68	1996	2002	Director
Alan P. Timmins	41	1997	2002	President, Chief Operating Officer and Director
Dwight D. Weller, Ph.D.	50	1991	2002	Senior Vice President of Chemistry and Manufacturing and Director

    BOARD OF DIRECTORS COMMITTEES AND NOMINATIONS BY SHAREHOLDERS.  The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The Board will also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to AVI's Corporate Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of AVI BioPharma not less than 60 days prior to the date of the meeting.

    See "AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS" for biographical information with respect to the Nominees and Continuing Directors and "Director Compensation" for certain information regarding compensation of directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR. If a quorum is present, AVI's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the AVI Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

RATIFICATION OF APPOINTMENT OF AVI BIOPHARMA INDEPENDENT AUDITORS
(Proposal II)

    The AVI Board has appointed Arthur Andersen LLP to act as independent auditors for AVI for the fiscal year ending December 31, 2001, subject to ratification of such appointment by AVI's shareholders.

    Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP to audit the books and accounts of AVI for the fiscal year ending December 31, 2001.

    A representative of Arthur Andersen LLP is expected to be present at the AVI Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE AVI BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.  The proposal must be approved by the holders of at least a majority of the shares of AVI Common Stock present in person or by proxy at the AVI Annual Meeting. Abstentions and broker non-votes are treated as "no" votes in determining whether the proposal is approved. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendment to the Plan.

OTHER BUSINESS

    As of the date of this Proxy Statement, the Company knows of no other business that will be presented for action at the meeting. If any other business requiring a vote of the shareholders should properly come before the meeting, the persons named in the enclosed proxy form will vote in their discretion upon such other matters.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

    Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2002 annual meeting of shareholders must be received by the Company not later than December 31, 2001, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

COST OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be additionally compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2000 with the Securities and Exchange Commission (the "SEC"). The SEC maintains a web site, www.sec.gov, that contains reports, proxy statements, and certain other information filed electronically by the Company with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K, without exhibits, by writing to Investor Relations, AVI BioPharma, Inc., One S.W. Columbia Street, Portland, Oregon 97258 or visiting the Company's web site at www.avibio.com.

PROXY

    AVI BIOPHARMA, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 17, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Denis R. Burger and Alan P. Timmins, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of AVI BioPharma, Inc. held of record by the undersigned on March 12, 2001 at the Annual Meeting of Shareholders to be held on May 17, 2001.

(Continued, and to be marked, dated and signed, on the other side)

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as indicated in this example	/x/
		FOR	WITHHELD FOR ALL	FOR ALL EXCEPT*			FOR	AGAINST	ABSTAIN
1.	Election of Directors. Elect five Group II directors for two-year terms or until their respective successors are elected and qualified. Directors nominated are Denis R. Burger, Ph.D., Patrick L. Iversen, Ph.D.,Nick Bunick, Bruce L. A. Carter, Ph.D. and John W. Fara, Ph.D.	/ /	/ /	/ /	2.	Ratification of Independent Auditors for 2001. Ratify the selection of Arthur Andersen, LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.	/ /	/ /	/ /
*Except
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.
					I PLAN TO ATTEND THE ANNUAL MEETING.			/ /
					I DO NOT PLAN TO ATTEND THE ANNUAL MEETING.			/ /
Please return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A.

Typed or Printed Name(s)	Authorized Signature	Title or authority, if applicable	Date

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD TODAY IN THE ENCLOSED, PRE-ADDRESSED ENVELOPE.
Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s). If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

/*\ FOLD AND DETACH HERE /*\

QuickLinks

AVI BIOPHARMA, INC. DIRECTORS AND EXECUTIVE OFFICERS
AVI BIOPHARMA, INC. AUDIT COMMITTEE
AVI BIOPHARMA, INC. EXECUTIVE COMPENSATION
STOCK OWNED BY AVI BIOPHARMA, INC. MANAGEMENT AND PRINCIPAL SHAREHOLDERS
CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH AVI BIOPHARMA, INC.
ELECTION OF AVI BIOPHARMA, INC. DIRECTORS (Proposal I)
RATIFICATION OF APPOINTMENT OF AVI BIOPHARMA INDEPENDENT AUDITORS (Proposal II)
OTHER BUSINESS
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
COST OF SOLICITATION
ADDITIONAL INFORMATION